EXHIBIT 5.13
[Letterhead of Carey Olsen]
The Recipients listed in Schedule 1 hereof
(together, the “Recipient”)
8 June 2012
Dear Sirs
SIG Asset Holdings Limited (Company Number 28883) (the “Company”)
1.	INTRODUCTION
1.1	You have asked for our legal opinion on matters of law of the Island of Guernsey (“Guernsey”) in connection with the Company having entered into the following transaction documents:
1.1.1	the third Supplemental Indenture to the 7.75% Senior Secured Notes due 2016 Indenture dated 29 January 2010 and entered into between, among others, Reynolds Group Issuer Inc., Reynolds Group Issue LLC, Reynolds Group Issuer (Luxembourg) S.A., Beverage Packaging Holdings (Luxembourg) I S.A., certain additional note guarantors listed thereto, The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited, as additional collateral agent;

1.1.2	the 8.50% Senior Notes due 2018 Indenture dated 4 May 2010 and entered into between, among others, Reynolds Group Issuer Inc., Reynolds Group Issuer LLC, Reynolds Group Issuer (Luxembourg) S.A., certain additional note guarantors listed thereto, The Bank of New York Mellon as trustee, principal paying agent, transfer agent, registrar and transfer agent and The Bank of New York Mellon, London Branch, as paying agent;

1.1.3	the First Senior Secured Notes Supplemental Indenture to the 7.125% Senior Secured Notes due 2019 Indenture dated 16 November 2010 and entered into between, among others, Reynolds Group Issuer Inc., Reynolds Group Issuer LLC, Reynolds Group Issuer (Luxembourg) S.A., Beverage Packaging Holdings (Luxembourg) I S.A, certain additional note guarantors listed thereto and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent, and Wilmington Trust (London) Limited, as additional collateral agent;

1.1.4	the First Senior Notes Supplemental Indenture to the 9.000% Senior Notes due 2019 Indenture dated 16 November 2010 and entered into between, among others, Reynolds Group Issuer Inc., Reynolds Group Issuer LLC, Reynolds Group Issuer (Luxembourg) S.A., Beverage Packaging Holdings (Luxembourg) I S.A, certain additional note guarantors listed thereto and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent;

The Recipients listed in Schedule 1 hereof
8 June 2012

1.1.5	the 6.875% Senior Secured Notes due 2021 Indenture dated 1 February 2011 and entered into, among others, Reynolds Group Issuer Inc., Reynolds Group Issuer LLC, Reynolds Group Issuer (Luxembourg) S.A., certain additional note guarantors listed thereto, The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, collateral agent and registrar, Wilmington Trust (London) Limited, as additional collateral agent and The Bank of New York Mellon, London Branch, as paying agent;

1.1.6	the 8.250% Senior Notes due 2021 Indenture dated 1 February 2011 and entered into between, among others, Reynolds Group Issuer Inc., Reynolds Group Issuer LLC, Reynolds Group Issuer (Luxembourg) S.A., certain additional note guarantors listed thereto, The Bank of New York Mellon, as trustee, principal paying agent, transfer agent and registrar and The Bank of New York Mellon, London Branch, as paying agent;

1.1.7	the First Senior Secured Notes Supplemental Indenture to the 7.875% Senior Secured Notes due 2019 Indenture, dated as of September 8, 2011, among Reynolds Group Issuer Inc., Reynolds Group Issuer LLC, Reynolds Group Issuer (Luxembourg) S.A., Beverage Packaging Holdings (Luxembourg) I S.A, certain additional note guarantors listed thereto and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent, and Wilmington Trust (London) Limited, as additional collateral agent; and

1.1.8	the First Senior Notes Supplemental Indenture to the 9.875% Senior Notes due 2019 Indenture, dated as of September 8, 2011, among Reynolds Group Issuer Inc., Reynolds Group Issuer LLC, Reynolds Group Issuer (Luxembourg) S.A., Beverage Packaging Holdings (Luxembourg) I S.A, the German Companies, certain additional note guarantors listed thereto and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent.
1.2	The documents referred to in paragraph 1.1.1 to 1.1.8 are in this Opinion together referred to as the “Transaction Documents”.

1.3	Except as expressly referred to in this Opinion we have not seen or examined, and give no opinion on, any underlying or other documents referred to in the Transaction Documents.

1.4	We are lawyers qualified to practise law in and to advise on the laws of Guernsey. This Opinion is limited to matters of Guernsey law as it exists at the date hereof with no obligation to keep the terms of the Opinion under review. We have not made any investigation as to the laws of any jurisdiction other than Guernsey and express no opinion as to whether the Transaction Documents are enforceable whether in Guernsey or in any other jurisdiction.

2.	INSPECTION

The Recipients listed in Schedule 1 hereof
8 June 2012

In addition to examining the Transaction Documents, for the purpose of giving this opinion we have examined the following documents:

2.1	a copy of the certificate of incorporation and re-registration of the Company as filed at the registry of companies in Guernsey (the “Registry”);

2.2	a copy of the Memorandum and Articles of Incorporation of the Company as filed at the Registry on the date hereof (together the “Articles”);

2.3	copies of the minutes of the meetings of the board of directors of the Company dated: 30 October 2009; 20 January 2010; 26 April 2010; 1 October 2010; 21 January 2011 and 21 July 2011 each signed by the chairman of each of the meetings at which the directors of the Company resolved to accept the terms and conditions of the Transaction Documents and to authorise any Authorised Signatory (as defined therein) to execute the Transaction Documents on behalf of the Company (the “Minutes”) and copies of the written resolutions of the sole shareholder of the Company dated: 30 October 2009; 26 April 2010; 10 October 2010; 25 January 2011 and 19 July 2011 approving the entry by the Company into the Transaction Documents (the “Shareholder Resolutions”);

2.4	the public records of the Company on file and available for the purposes of public inspection at the Registry on the date hereof and a search of the computerised records of matters raised in the Royal Court of Guernsey (the “Royal Court” which definition shall include any court in Guernsey where the context so requires) available for inspection at the Greffe (the registry of the Royal Court in Guernsey) on the date hereof (together the “Public Records”);

2.5	a copy of the register of directors and secretaries of the Company dated on the date hereof;

2.6	a copy of the register of members of the Company dated on the date hereof (the “Register of Members”);

2.7	a certificate provided to us by a director of the Company dated on the date hereof (the “Certificate”);

2.8	copies of the consents of the Guernsey Financial Services Commission (the “GFSC”) dated: 19 October 2009; 29 October 2009; 4 January 2010; 20 April 2010; 13 September 2010; 13 January 2011; 21 January 2011 and 14 July 2011 pursuant to which the GFSC, inter alios, consented to the Company guaranteeing the various notes pursuant to the Transaction Documents pursuant to the Control of Borrowing (Bailiwick of Guernsey) Ordinance, 1959, as amended (together, the “Consent”).

The documents referred to in paragraphs 2.1 to 2.8 are in this Opinion together referred to as the “Documents”.

3.	ASSUMPTIONS

The Recipients listed in Schedule 1 hereof
8 June 2012

3.1	For the purpose of this opinion, we have made and relied upon the assumptions set out below without making any investigation thereof or independently verifying the same:
3.1.1	that all parties (other than the Company) had the capacity, power and authority to enter into the Transaction Documents to which they are a party and that such parties were duly authorised to execute and deliver those Transaction Documents;

3.1.2	the conformity to the originals of all documents supplied to us as drafts, certified, photocopied, conformed or facsimile copies and the authenticity and completeness of the originals of such documents, and the authenticity and completeness of all documents supplied to us as originals;

3.1.3	the genuineness of all signatures and seals on the documents and instruments submitted to us for the purposes of this Opinion and where we have been provided with only signature pages of documents, that the original signed versions of such documents will not differ from the last version of the full documents provided to us;

3.1.4	that the information and documents disclosed by our searches of the Public Records referred to in paragraph 2.4 are accurate as at the date hereof and that save as disclosed therein:
(a)	neither an administration order nor any application for an administration order has been made in respect of the Company by an entity or person other than the Company;

(b)	no notice of appointment of a receiver, liquidator or administrator of the Company or any of its assets has been delivered by an entity or person other than the Company;

(c)	no entity or person other than the Company has made an application to commence procedures or proceedings referred to in Part VIII (“Arrangements and Reconstructions”) of the Companies (Guernsey) Law, 2008, as amended (the “Companies Law”);

(d)	no entity or person other than the Company has instituted any insolvency procedures or proceedings against the Company;

(e)	no entity or person other than the Company has commenced or instituted litigation, arbitration or administrative proceedings against the Company or any of its property, assets or revenues;

(f)	no entity or person other than the Company has delivered any document or information to the Guernsey Registry which could allow the Registrar to strike-off the Company.
3.1.5	that the Certificate is complete and accurate as at the date hereof and the continuing accuracy

The Recipients listed in Schedule 1 hereof
8 June 2012

and completeness of all statements as to matters of fact contained in the Documents as at the date hereof;

3.1.6	that there are no documents or information which we have not been provided with which could affect the accuracy of this opinion;

3.1.7	that the corporate member of the Company (which we understand from the Register of Members, as at the date hereof, to be SIG Combibloc Group AG, a company incorporated under the laws of Switzerland) is duly incorporated and organised, validly existing and in good standing under the law of their place of incorporation, that it has capacity, power and authority to act in the manner contemplated and that the authorised signatories of such corporate member have been validly appointed;

3.1.8	the representations and warranties as to matters of fact given by any of the parties to the Transaction Documents contained in any of the Transaction Documents are or will be when made or repeated or when deemed made or repeated, as the case may be, true and accurate in all respects and that such representations and warranties were at all relevant times, true and correct;

3.1.9	that any notice(s) required to be given pursuant to the terms of the Transaction Documents are given to the addressee(s) as set out therein in the form required and/or as required by law;

3.1.10	there has been no change regarding the Consent and there have been no infringements of the conditions contained therein;

3.1.11	that words and phrases used in the Transaction Documents have the same meanings and effect as they would have if those documents were governed by Guernsey law.
4.	OPINIONS

On the basis of and subject to the above and the observations and qualifications below and subject to matters not disclosed to us we are of the following opinion:

4.1	The Company is duly incorporated and validly existing under the laws of Guernsey as a non-cellular company limited by shares, is capable of owning its assets and is subject to suit in its own name.

4.2	The Company has full corporate power, authority and legal right to execute, deliver and to perform its obligations under the Transaction Documents, all necessary corporate, and other action has been taken to authorise the same, the Transaction Documents have been duly authorised and executed.

4.3	The execution and delivery of, the performance of its obligations under and compliance with the Transaction Documents by the Company will not contravene or conflict with any provision of the Articles.

The Recipients listed in Schedule 1 hereof
8 June 2012

5.	QUALIFICATIONS

The observations and qualifications referred to above are as follows:

5.1	If the Royal Court was asked to enforce any guarantee or indemnity in the Transaction Documents against the Company, the Company might be able to claim certain rights under Guernsey law, known as the “droit de division” and the “droit de discussion”, being respectively a right to require that any liability of that Company be divided or apportioned with another person or persons and a right to require that the assets of the principal obligor (or any other person) be exhausted before any claim is enforced against the Company unless the Company has agreed to waive such rights.

5.2	The question of whether or not any provision of the Transaction Documents which may be invalid on account of illegality or otherwise may be severed from the other provisions thereof would be determined by the Royal Court in its discretion.

5.3	Where any party to the Transaction Documents is vested with a discretion or may determine a matter in its opinion, the Royal Court may require that such a discretion be exercised reasonably or that such an opinion be based on reasonable grounds.

5.4	The effectiveness of any provision exculpating any party from a liability or duty otherwise owed may be limited by law and confidentiality obligations may be overridden by the requirements of legal process of other applicable laws or regulations.

5.5	We express no opinion as to whether the entering into the agreements constituted by the Transaction Documents will or may result in any breach of or otherwise infringe any other agreement, deed or document (other than the Articles and the Consent) entered into by or binding on the Company.

5.6	Failure to exercise a right may operate as a waiver of that right notwithstanding a provision to the contrary.

5.7	We express no opinion on the accuracy or completeness of any statements, representations or warranties of fact set out in the Transaction Documents and or/the Documents save insofar as an express opinion is given herein in respect thereof, which statements, representations and warranties we have not independently verified.

5.8	This opinion shall be governed by and construed in accordance with the laws of Guernsey as it exists at the date hereof with no obligation to keep the terms of the opinion under review. We have not made any investigation as to any other law other than the laws of Guernsey in force at and as interpreted at the date of this opinion and in particular we express no opinion as to whether the Transaction Documents are enforceable in any jurisdiction outside Guernsey.

5.9	We do not give any opinion on the commerciality of any transaction contemplated or entered into under or pursuant to the Transaction Documents.

The Recipients listed in Schedule 1 hereof
8 June 2012

5.10	The search of the Public Records referred to in paragraph 2.4 above is not conclusively capable of revealing whether or not:
5.10.1	a winding up order has been made or a resolution passed for the winding up of the Company; or

5.10.2	an order has been made or a resolution passed appointing a liquidator or administrator or other person to control the assets of the Company, as notice of these matters might not be filed with the Registry or the Greffe immediately or at all and, when filed, might not be entered on the Public Records of the Company immediately. A company search conducted in Guernsey is limited in respect of the information it produces. Details regarding the aggregate share capital of a company are only given as at 31 December in the preceding year. The Companies Law allows for various periods of time to file certain information with the Registry including resolutions, notices and court orders which if the relevant period is still running may not appear in time for the search. Any changes to the details of the directors of a company must be filed within 14 days of that change. There is no requirement to file at the Registry information regarding the shareholders or secretary of a company or regarding mortgages, security interests or charges created by a company other than in respect of real property situate in Guernsey. Moreover, a company search carried out in Guernsey is unlikely to reveal any information as to any such procedure or similar proceedings initiated in any other jurisdiction. It should be noted that the Royal Court has the power to recognise in Guernsey, insolvency office holders appointed in respect of a Guernsey company pursuant to the laws of a foreign jurisdiction. Any such recognition may not be revealed by our searches.

5.11	There is no official register of pending actions in Guernsey available for public inspection and no formal procedure for determining whether any proceedings have been commenced against the Company including as to whether proceedings have commenced to declare the property of the Company “en désastre”; the enquiry of the Public Records referred to in paragraph 2.4 of this opinion above is an informal enquiry only and cannot be relied upon exclusively.

5.12	Insofar as a Transaction Document grants or requires the grant of a power of attorney by the Company to a party to the Transaction Document, the grant of such power of attorney must be in accordance with the requirements of the Articles (which state that the board of directors of the Company may, at any time by power of attorney executed by the Company under the Common Signature of the Company (the full name of the Company with the addition of the signature(s) of one or more person(s) authorised generally or specifically by the board for such purpose), appoint any company, firm or person or any fluctuating body of persons whether nominated directly or indirectly by the Board, to be the attorney of the Company). The absence of compliance with such requirements will mean that the power of attorney may not be valid and enforceable in Guernsey.

The Recipients listed in Schedule 1 hereof
8 June 2012

6.	ADDRESSEES, RELIANCE AND CONSENT

6.1	We understand that the Recipient will rely as to matters of Guernsey law, as applicable, upon this Opinion in connection with the matters set forth herein. In addition, we understand that Debevoise & Plimpton LLP (“Debevoise”) will rely as to matters of Guernsey law, as applicable, upon this Opinion in connection with an opinion to be rendered by it relating to the Company. In connection with the foregoing, we hereby consent to the Recipient and Debevoise relying as to matters of Guernsey law, as applicable, upon this Opinion.

6.2	We consent to the filing of this Opinion as an exhibit to the registration statement relating to the notes which are the subject of the Transaction Documents (the “Registration Statement”) with the U.S. Securities and Exchange Commission and to the reference to our firm under the heading “Validity of the Securities” in the prospectus contained therein. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.
Yours faithfully
/s/ Carey Olsen
Carey Olsen

The Recipients listed in Schedule 1 hereof
8 June 2012

SCHEDULE 1
Reynolds Group Holdings Limited
Level Nine
148 Quay Street
Auckland 1140 New Zealand
Reynolds Group Issuer Inc.
c/o National Registered Agents, Inc.
160 Greentree Drive, Suite 101,
Dover, Delaware 19904
Reynolds Group Issuer LLC
c/o National Registered Agents, Inc.
160 Greentree Drive, Suite 101,
Dover, Delaware 19904
Reynolds Group Issuer (Luxembourg) S.A.
6C Rue Gabriel Lippmann,
L-5365 Munsbach, Grand Duchy of Luxembourg
SIG Asset Holdings Limited
Heritage Hall
Le Marchant Street
St. Peter Port
Guernsey GY1 4EL